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April 12, 2013

Lisa Colleran
LifeCell Corporation
95 Corporate Drive
Bridgewater, NJ 08807
RE:    Separation and Release Agreement
Dear Ms. Colleran:

This letter ("Release Agreement") will confirm the terms of your separation from LifeCell Corporation (the "Company"), an affiliate of Chiron Guernsey Holdings L.P. Inc. (the “Partnership”).
Termination of Employment
1.Your last day of employment with the Company as President and Chief Executive Officer of the Company shall be April 12, 2013 (the “Separation Date”). As of the Separation Date, you will no longer be an employee, officer or director of the Company or any of its parents, subsidiaries or affiliates, and you hereby resign, effective immediately, from all such positions that you hold with respect to the Company or any of its parents, subsidiaries or affiliates.
Separation Payment and Benefits
2.Regardless of whether or not you sign this Release Agreement, and provided that you do not engage in any conduct constituting Cause under the Amended and Restated Employment Agreement between you and the Company, dated November 4, 2011 (the “Employment Agreement”), a copy of which is attached here to as Exhibit A, you will be paid (i) your base salary earned through the Separation Date but not yet paid, (ii) any Annual Bonus (as defined in your Employment Agreement) that was determined, but not yet paid, prior to the Separation Date, and (iii) an amount, within 60 days following submission by you to the Company of appropriate documentation, equal to any and all reasonable and necessary unreimbursed business expenses incurred prior to the Separation Date in accordance with the Company's policies and procedures, including reimbursement for (x) tax preparation fees previously submitted to the Company of approximately $5,000.00 and (y) legal fees incurred in connection with your counsel's review of the Partnership's Executive Equity Incentive Plan prior to the Separation Date, in an amount not to exceed $13,600.00; provided that claims for such reimbursements (accompanied by supporting documentation) are submitted to the Company within 90 days following the Separation Date. In addition, except as otherwise provided in Paragraphs 13 and 14, you will be paid/or provided any amounts or benefits that are vested amounts or benefits or that you are otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on your Separation Date, in accordance with such plan, program, policy, or practice and your rights with respect to any equity securities of the Partnership will continue to be governed by the terms of the Chiron Guernsey Holdings L.P. Inc. Amended and Restated Limited Partnership Agreement, dated as of November 4, 2011, and any relevant documentation relating to such equity securities. Further, as described in Paragraph 3(b), you will be offered the opportunity to receive continuation coverage in the

Company's medical plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Separation Date. Continuation coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and of the Company's medical plan, which may be amended from time to time.

3.You will be entitled to the benefits outlined below, provided that: (i) this Release Agreement becomes effective (pursuant to Paragraph 12 below); (ii) you comply with the terms and conditions of this Release Agreement; and (iii) you continue to comply with your existing Confidentiality, Assignment of Contributions and Inventions, Non-Competition, and Non-Solicitation Agreement (a copy of which is attached hereto as Exhibit B (the “Covenants Agreement”)). All of the benefits outlined below are subject to compliance with Section 409A of the Internal Revenue Code of 1986 (pursuant to Section 5.18 of your Employment Agreement).

(a)The Company agrees to pay you severance in an amount equal to $2,300,000 (the “Severance Payment”); and

(b)If you timely elect COBRA coverage and (1) provided that you continue to make contributions to such coverage equal to your contribution in effect immediately prior to your Separation Date, the Company agrees to pay the remaining portion of your healthcare continuation payments under COBRA for a twelve (12)-month period following your Separation Date and (2) provided that your COBRA coverage remains in effect during the period commencing on the twelve (12)-month anniversary and ending on the eighteen (18)-month anniversary of your Separation Date, the Company will absorb the entire cost of your health care continuation coverage under COBRA. In the event that you become eligible to obtain healthcare coverage from a new employer, the Company's obligation to pay its portion or all, as applicable, of your healthcare continuation payments shall cease. You understand and acknowledge that you are obligated to inform the Company (or its successor) if you become eligible to obtain healthcare coverage from a new employer before the eighteen (18)-month anniversary of your Separation Date.
The Severance Payment shall be payable in a lump sum on the next regular paydate 60 days after your Separation Date; provided, that if such 60 day period begins in one calendar year and ends in a second calendar year, then the Severance Payment shall not be paid or commence, as applicable, until the second of such two calendar years (regardless of whether you deliver this Release Agreement in the first calendar year or in the second calendar year).
4.Aside from the payments and benefits expressly set forth in Paragraphs 2 and 3 above, you shall not receive any other payments or compensation from the Company. Further, except as set forth above with respect to your rights under COBRA, as of the Separation Date, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of the other Releasees (as defined below) or otherwise be entitled to any payment, perquisite or fringe benefit.
Release
5.You, for yourself and successors, assigns, executors and administrators, now and forever hereby release and discharge the Company and the Partnership, together with each of their respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, members, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date you sign this Release Agreement including, but not limited to, (a) any such Claims relating in any way to your employment relationship with the Company or any of the Releasees, or (b) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Family Medical Leave Act of 1993, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Workers' Compensation Law, the New Jersey State Wage Payment Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Worker Freedom from Employer Intimidation Act, and/or any other applicable local or state law, each as amended; (ii) relating to the termination of your employment relationship with the Company or any of the Releasees; (iii) arising under or relating to the Employment Agreement, including, but not limited to, the right to receive any payments from the Company under Section 4.02(c) of the Employment Agreement with respect to the cost of COBRA continuation coverage; (iv) relating to wrongful employment termination; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and you; provided, however, that notwithstanding the foregoing, nothing contained in this Paragraph 5 shall in any way release or discharge: (A) your rights to indemnification with respect to third-party claims under Section 5.05 of the Employment Agreement; (B) any rights you may have to vested payments or benefits under Company equity compensation or pension plans; (C) your right to bring any Claim for breach of this Release Agreement by the Company; or (D) any Claims you may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). You acknowledge and agree that, except with respect to Excluded Claims, the Company and the other Releasees have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any of the Releasees, and that no further payments or benefits are owed to you by the Company or any of the Releasees.

6.You understand and agree that, except for the Excluded Claims, you have knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.

7.By signing this Release Agreement, you represent and warrant that you have not commenced or joined in any Claim against any of the Releasees arising out of or relating to any of the matters set forth in Paragraph 5 above.
Confidentiality, Restrictive Covenants and Cooperation.
8.Notwithstanding any provision of this Release Agreement to the contrary, you hereby reaffirm, and agree to comply with, all of your obligations set forth in the Employment Agreement, including the Covenants Agreement, including, without limitation, your obligations concerning confidentiality and the return of Company and customer property (Section 1), non-competition (Section 5), non-solicitation (Section 5), and non-disparagement (Section 6) and agree that the obligations and representations set forth therein shall remain in full force and effect and such paragraphs are incorporated by reference as if restated herein.

9.Consistent with your continuing obligations following the termination of your employment with the Company as set forth in Section 1(g) of the Covenants Agreement, simultaneous with your execution of this Release Agreement, you shall acknowledge to the Company, in writing and under oath, in the form attached hereto as Exhibit C, that you have complied with, and will continue to comply with, for the applicable period set forth therein, all of your obligations under the Covenants Agreement.

10.Upon reasonable request and subject to your other commitments, you agree that you will, at the Company's request, use reasonable efforts to cooperate with the Company in any regulatory or legal matter that involves the Company, or its then-current or former officers, directors, employees or agents about which you may have particular knowledge or information. To the maximum extent reasonably practicable, you may provide such cooperation telephonically. Your cooperation may include, but not be limited to, the following: (a) appearing for an interview; (b) answering all questions fully and truthfully: (c) appearing for depositions and/or at trial related to any claim, action or litigation in which the Company becomes a party; and (d) meeting with representatives of the Company to assist in preparation for such depositions and/or trials. In the event that travel (which travel shall be at a level commensurate with your previous employment level) or other expenses are incurred by you in connection with such cooperation or in the event your testimony is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be paid or promptly reimbursed by the Company. In consideration for the cooperation services under this Section 10, the Company will pay you for your time at a rate of $450 per hour.
Consideration and Revocation Period; Voluntary Waiver
11.You acknowledge that you have been provided the opportunity to consult with an attorney of your choosing about this Release Agreement prior to signing this Release Agreement. You further represent that you understand and agree that you are under no obligation to consent to this Release Agreement, and you have entered into this Release Agreement freely and voluntarily. You fully understand the terms of this Release Agreement and that by entering into this Release Agreement you are receiving benefit to which you would not otherwise be entitled.

12.You further acknowledge and agree to the following: (i) you shall have twenty-one (21) days from the date of this Release Agreement to consider this Release Agreement, although you may sign it sooner; (ii) once you sign this Release Agreement, you shall have seven (7) days from the date of execution to revoke your consent to this Release Agreement; (iii) any such revocation shall be made in writing so as to be received by John T. Bibb, Executive Vice President, General Counsel, Kinetic Concepts, Inc., 12930 I-10 West, San Antonio, TX 78249, by hand or overnight courier prior to the eighth (8th) day following your execution of this Release Agreement; and (iv) if no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) day following your execution of this Release Agreement. In the event that you fail to execute and deliver this Release to the Company within the twenty-one (21) day period referred to in clause (i) above or you revoke your consent, this Release Agreement shall be null and void, and the Company shall not be obligated to provide you with the payment and benefits set forth in Paragraph 3 of this Release Agreement.
Equity Provisions
13.You currently hold 314,497.60 Class A-2 Interests of the Partnership, previously acquired pursuant to that certain Management Unit Subscription Agreement dated as of November 7, 2011 (the “Executive Class A-2 Interests”). You hereby agree to sell to the Partnership and the Partnership hereby agrees to purchase from you, all of the Executive Class A-2 Interests (314,497.60) at a purchase price of $5.00 per Class A-2 Interest, for an aggregate purchase price of $1,572,488.00 (the “Purchase Price”), in full satisfaction of all rights and obligations of the Partnership with respect to such Executive Class A-2 Interests. The Partnership shall deliver to you the Purchase Price, as soon as practicable after the day on which this Release Agreement becomes effective (pursuant to Paragraph 12). The Purchase Price will be payable by wire transfer in immediately available funds to the account designated by you on Annex 1 hereto.

14.You currently hold 425,000.003 Profits Interest Units that were issued under the Partnership's Executive Equity Incentive Plan (the “PIU Plan”), and which have become vested pursuant to the PIU Plan and its related award agreement (the “Vested PIUs”). Subject to your continued compliance with your Covenants Agreement, the Partnership agrees that it will exercise its call right with respect to the Vested PIUs pursuant to Section VI.F. of the PIU Plan during the applicable repurchase periods (i.e., during the six month period commencing on the later of (x) the date on which you were no longer employed by the Company and (y) the six month anniversary of the date such Vested PIUs became so vested), and subject to the terms and conditions, provided therein. For the avoidance of doubt, the purchase price for each Vested PIU will be equal to the Fair Market Value (as defined in the PIU Plan) per Vested PIU at the date of purchase.
No Admission of Wrongdoing
15.You acknowledge that neither the offer to you of this Release Agreement nor the payment and benefits set forth herein are intended to, or shall be construed as, an admission of liability or of any improper conduct on the part of the Company or any other Releasee.
Governing Law; Dispute Resolution
16.This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to its choice of law rules. The parties hereby acknowledge that the provisions concerning dispute resolution set forth in Section 5.12 of the Employment Agreement shall apply and are hereby incorporated by reference herein.

17.No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.
Enforceability
18.In the event that any one or more of the provisions of this Release Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provisions will be enforced to the fullest extent permitted by law.
Successors and Assigns
19.This Release Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company.
Entire Agreement
20.The terms described in this Release Agreement set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, except for certain provisions of the Covenants Agreement, as specifically provided in Paragraphs 8 and 9 above as well as Sections 5.03 and 5.12 of the Employment Agreement. You acknowledge and agree that you are not relying on any representations or promises by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise. This Release Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, Lisa Colleran, a duly authorized representative of the Company, and solely for purposes of Section 13 and 14 of this Release Agreement, the Partnership, have executed this Release Agreement on the dates set forth below.

LIFECELL CORPORATION

By:    /s/ John T. Bibb
John T. Bibb

Date: April 12, 2013

Agreed to and Accepted
(Solely for purposes of Sections 13 and 14):

CHIRON GUERNSEY HOLDINGS L.P. INC.

By: Chiron Holdings GP, Inc., its General Partner

By:    /s/ William J. Gumina
Name: William J. Gumina
Title: Director

Agreed to and Accepted By:

/s/ Lisa Colleran
Lisa Colleran

Date: April 30, 2013